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                                                                  EXHIBIT 23.2


The Board of Directors
Security First Technologies Corporation:

We consent to incorporation by reference in the prospectus/proxy statement and related registration statement on Form S-4 of our reports dated February 4, 1999, relating to the consolidated balance sheets of Security First Technologies Corporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related schedule, which reports appear in the December 31, 1998 annual report on Form 10-K of Security First Technologies Corporation. We also consent to the reference to our firm under the headings "Experts" and "The FICS Transaction -- Material United States Federal Income Tax Consequences of the FICS Transaction" in the prospectus/proxy statement.


                                    /s/ KPMG LLP

                                    KPMG LLP


Atlanta, Georgia
October 6, 1999